EXHIBIT 99.1

Gladstone Investment Announces $21.7 Million Sale of Equity Investment and $30.6 Million Debt Repayment in A. Stucki

MCLEAN, Va., June 29, 2010 (GLOBE NEWSWIRE) -- Gladstone Investment Corporation (Nasdaq:GAIN) (the "Company") announced today that it sold its equity investment and received full repayment of its debt investment in A. Stucki Holding Corporation ("A. Stucki") in connection with the acquisition of 100% of the outstanding capital stock of A. Stucki by an affiliate of Quad-C Management, Inc., together with certain members of the management of A. Stucki. The net cash proceeds to the Company from the sale of its equity in A. Stucki were $21.7 million, resulting in a realized gain of $17.2 million. At the same time, the Company has received $30.6 million in payment of its principal, accrued interest and fees on the loans to A. Stucki. In March 2007, Gladstone Investment made its original equity investment and provided debt financing in support of a management-led buyout of A. Stucki. This is a 5.0 times return on our equity investment, including dividends received, in a bit over three years, which equates to a 65.7% annual return on our equity investment.

"Gladstone Investment has enjoyed an excellent working relationship with the talented management team at A. Stucki. The team has achieved outstanding results in growing the business and building value in a challenging economic environment," said Dave Dullum, the Company's President. "In addition to the monthly dividends we pay to our stockholders from the current income on our debt and mezzanine investments, we also seek to achieve capital gains from the equity portions of our investments. In this regard, the A. Stucki transaction is a significant and successful realization of a capital gain from our investment strategy. We look forward to more investments like this one."

A. Stucki primarily designs, manufacturers, and re-conditions products used in the construction and repair of railroad freight cars.

Gladstone Investment Corporation is a publicly traded business development company that seeks to make debt and equity investments in small and mid-sized businesses in the United States in connection with acquisitions, changes in control and recapitalizations. Additional information can be found at www.GladstoneInvestment.com or by calling the Company's Investor Relations department at 703-287-5839.

Quad-C Management, Inc. is a private equity investment firm specializing in partnering with management to invest in successful middle market businesses and support growth strategies.  Over its 20-year history, Quad-C Management, Inc. has invested in over 40 platform companies across multiple industries, including business services, transportation and infrastructure, specialty chemicals and building products. www.quadcmanagement.com.

UBS Investment Bank acted as exclusive financial advisor to A. Stucki on the transaction.

Forward-looking Statements:

The statements in this press release regarding the longer-term prospects of the Company's investment strategy, future capital gains, and expected continued payment of dividends are "forward-looking statements." These forward-looking statements inherently involve certain risks and uncertainties, although they are based on the Company's current plans that are believed to be reasonable as of the date of this press release. Factors that may cause the Company's actual results to differ from these forward-looking statements include, among others, the duration and potential future effects of the current economic downturn on its portfolio companies and on the senior loan market and those factors listed under the caption "Risk Factors" of the Company's Form 10-K for the fiscal year ended March 31, 2010, as filed with the SEC on May 24, 2010. The risk factors set forth in the Form 10-K under the caption "Risk Factors" are specifically incorporated by reference into this press release. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

CONTACT: Gladstone Investment Corporation
         Investor Relations
         703-287-5839
         www.GladstoneInvestment.com